                                                                    EXHIBIT 11.1

                        COMPUTER LEARNING CENTERS, INC.

                       COMPUTATION OF EARNINGS PER SHARE
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                               FOR THE THREE MONTH          FOR THE SIX MONTH
                                              PERIOD ENDED JULY 31,       PERIOD ENDED JULY 31,
                                            -------------------------   -------------------------
                                               1998          1997          1998          1997
                                            -----------   -----------   -----------   -----------
Net income................................  $       862   $     2,078   $     4,005   $     4,321
                                            -----------   -----------   -----------   -----------
Weighted average number of common shares
  outstanding -- Basic....................   17,316,398    15,803,130    17,212,195    15,727,588
Dilutive securities:
     Options..............................    1,017,590     1,225,958     1,008,953     1,273,848
Weighted average number of common shares
  outstanding -- Diluted..................   18,333,988    17,029,088    18,221,148    17,001,436
Earnings per share:
     Basic................................  $      0.05   $      0.13   $      0.23   $      0.27
                                            ===========   ===========   ===========   ===========
     Diluted..............................  $      0.05   $      0.12   $      0.22   $      0.25
                                            ===========   ===========   ===========   ===========

     Share and per share amounts restated to reflect the January 1998 two for one stock split and the April 1997 three for two stock split.